Exhibit 5.1

June 13, 2016

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, DE 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $100,000,000 in aggregate principal amount of the Company’s 4.50% Fixed-to-Floating Rate Senior Notes due 2026 (the “Notes”) issued under the Indenture, dated as of August 27, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture”), between the Company and the Trustee, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-211911) (the “Registration Statement”).

We have reviewed:

(i) the Underwriting Agreement, dated June 8, 2016, among the Company, Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of the Company, and Sandler O’Neill & Partners, L.P., individually and as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(ii) the Registration Statement;

(iii) the preliminary prospectus, consisting of the prospectus, dated June 8, 2016 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated June 8, 2016, with respect to the offer and sale of the Notes, filed with the Commission on June 8, 2016 pursuant to Rule 424(b) under the Act;

(iv) the senior notes offering investor presentation, dated June 8, 2016, filed with the Commission on June 8, 2016 pursuant to Rule 433(d) under the Act;

(v) the pricing term sheet, dated June 8, 2016, relating to the offer and sale of the Notes, filed with the Commission on June 8, 2016 pursuant to Rule 433(d) under the Act;

WSFS Financial Corporation

June 13, 2016

(vi) the final prospectus, consisting of the Base Prospectus, as supplemented by the final prospectus supplement, dated June 8, 2016, with respect to the offer and sale of the Notes, filed with the Commission on June 10, 2016 pursuant to Rule 424(b) under the Act;

(vii) the Indenture; and

(viii) a copy of the Global Note representing the Notes.

We also have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that, when the Notes have been (a) duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York and the federal securities law of the United States of America.

WSFS Financial Corporation

June 13, 2016

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also hereby consent to the references to our firm under the heading “Legal Matters” and “Validity of the Securities” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP